Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-171287,  333-182321 and 333-184896 on Form S-8 of our report dated April 25, 2013 relating to the consolidated financial statements and financial statement schedule of Pactera Technology International Ltd., its subsidiaries and its variable interest entity (collectively, the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of the authoritative guidance on the presentation of comprehensive income), and our report dated April 25, 2013 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of Pactera Technology International Ltd. for the year ended December 31, 2012.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

April 25, 2013